EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61520) pertaining to the Amended and Restated 1995 Stock Plan and the 2000 Director and Officer Stock Option and Incentive Plan, the Registration Statement (Form S-8 No. 333-80201) pertaining to the Amended and Restated 1995 Stock Plan, the Second Amended and Restated 1995 Non-Employee Director Stock Option Plan and the Second Amended and Restated 1995 Employee Stock Purchase Plan of Citrix Systems, Inc. of our report dated January 14, 2004, except for the first and second paragraphs of Note 17, as to which the dates are February 19 and February 27, 2004, respectively, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG, LLP

West Palm Beach, Florida
March 10, 2004